Exhibit 99.1

NEWS RELEASE

ALLIANCE DATA NAMES NEW PRESIDENT AND CEO

•	Veteran global financial executive Ralph Andretta will join Company as president and CEO effective early February 2020
•	Andretta, 58, brings extensive card industry, operational and financial expertise with more than 25 years in global organizations Citi, American Express and Bank of America
•	Alliance Data Vice Chairman Charles Horn to serve as acting CEO during interim period
•	Previously announced guidance affirmed

COLUMBUS, Ohio, November 18, 2019 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced that Ralph Andretta has been named president and chief executive officer of the Company, effective February 3, 2020. Andretta joins Alliance Data from Citigroup, where he most recently served as managing director and head of its U.S. cards business. He succeeds Melisa Miller, who served in the role following the June 2019 retirement of long-time president and CEO Ed Heffernan.  Mr. Andretta will also join the Alliance Data board of directors at the time he assumes the CEO role.  Charles Horn, vice chairman of Alliance Data, will serve as acting CEO pending the effective date of Mr. Andretta’s appointment.

“As Alliance Data follows through on its business transformation, I want to thank Melisa Miller for her commitment and dedication to the Company and her invaluable contribution to the growth of our card business,” said Alliance Data Board Chairman Rob Minicucci.

“Today’s announcement reflects an opportunistic but carefully considered board decision. Earlier this year, the board initiated an executive search for a newly-created chief operating officer position. Consistent with board succession planning, the candidate selected as COO was intended to be positioned as successor to the Alliance Data CEO,” continued Minicucci.  “As board members came to know Ralph Andretta and understand the breadth and depth of his card business experience, operational leadership strength and financial expertise, it became apparent that Ralph was an exceptional fit for the immediate strategic needs of Alliance Data and the interests of its investors, clients and associates. Hence, a decision was made by the full board to appoint Ralph as the Company’s new CEO.  Pending Ralph’s arrival, Charles Horn will continue driving initiatives aimed at streamlining Alliance Data’s cost structure and operating model while overseeing the Company as acting CEO, and Melisa will serve in an advisory role during this interim period.”

Prior to his position as head of U.S. cards for Citi, Andretta held positions as head of loyalty, co-brand and product development for Citi. At Bank of America, he was a global affinity products and international card executive after spending 18 years with American Express, where Andretta’s portfolio included the U.S. consumer card business, membership rewards, insurance sales and services, global internet sales and services, product development and re-engineering.

“I am both excited and honored to take on this new role with Alliance Data,” said Ralph Andretta.  “Having worked in many capacities across major financial institutions, I recognize the uniqueness of Alliance Data’s business model, data-driven centricity and go-to-market approach.  I appreciate the board’s confidence in my abilities to lead the business, particularly during such an exciting, transformative time, and I look forward to working alongside the Company’s talented associates across its lines of business to return to consistent, sustainable earnings growth.”

The guidance provided in Alliance Data’s third quarter earnings release on October 24, 2019, remains unchanged.

About Alliance Data
Alliance Data is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ over 9,000 associates at more than 50 locations worldwide.

Alliance Data's card services business is a provider of market-leading private label, co-brand, and business credit card programs. LoyaltyOne owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. In July 2019 Alliance Data completed the sale of its Epsilon business to Publicis Groupe. More information about Alliance Data can be found at www.AllianceData.com.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Further risks and uncertainties include, but are not limited to, the impact of strategic initiatives on us or our business if any transactions are undertaken, and whether the anticipated benefits of such transactions can be realized as well as whether or when any share repurchases are completed.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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Contacts:

Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Shelley Whiddon – Media
Alliance Data
214-494-3811
shelley.whiddon@alliancedata.com

Jon Stone – Media
Ketchum
214-259-3446
jonathan.stone@ketchum.com